Filed Pursuant to Rule 424(b)(7)
Registration No. 333-218277

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 18, 2017)

36,070,828 Shares

EARTHSTONE ENERGY, INC.
Class A Common Stock

The following information supplements and amends the Prospectus dated October 17, 2017 (the “Prospectus”) of Earthstone Energy, Inc. (“Earthstone”) relating to the offer and sale from time to time by the selling stockholders named therein of Earthstone’s Class A common stock, par value $0.001 per share (the “Class A common stock”). The shares of Class A common stock offered hereby are issuable upon the exchange and conversion of 36,070,828 shares of our Class B common stock, $0.001 par value per share (the “Class B common stock”), and 36,070,828 membership interests (“EEH Units”) in Earthstone Energy Holdings, LLC. This supplement should be read in conjunction with, and is qualified by reference to, the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

On June 1, 2018, Bold Energy Holdings, LLC (“Bold Holdings”), a selling stockholder listed in the Prospectus, distributed 650,000 shares of Class B common stock and 650,000 EEH Units to its member, Bold Energy Management, LLC (“Bold Management”), which were subsequently distributed by Bold Management to its members (the “Distribution”). To update the information contained in the section of the Prospectus entitled “Selling Stockholders” to reflect the Distribution, the below table has been revised to include the information applicable to the members of Bold Management and to reduce the shares of Class A common stock offered by Bold Holdings following the Distribution. The following table has also been revised to update the holdings of the other selling stockholders as of the date of this Prospectus Supplement. The table, including the footnotes, set forth under the caption “Selling Stockholders” and contained in the Prospectus is hereby amended and replaced in its entirety by the below table.

The shares offered in the Prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 7 of the Prospectus or incorporated by reference therein in determining whether to purchase our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 29, 2018.

As of June 28, 2018, the selling stockholder table included under the section entitled “SELLING STOCKHOLDERS”, which begins on page 12 of the Prospectus, is revised and replaced in its entirety with the following:

	Shares Beneficially Owned Prior to the Offering (1)			Shares Beneficially Owned After the Offering(4)
Name of Selling Stockholder	Number	Percentage (2)	Shares Offered (3)	Number	Percentage
Bold Energy Holdings, LLC (5)	33,956,524	53.1%	33,956,524	—	—
Joseph L. Castillo	503,846	*	503,846	—	—
David L. Cox	235,973	*	224,997	10,976	*
Shannon L. Klier	63,700	*	63,700	—	—
James R. Lawrence	88,485	*	78,338	10,147	*
Thomas L. McCray	29,727	*	20,910	8,817	*
Teri J. McGuigan	41,175	*	41,175	—	—
Roberto L. Soza	230,035	*	230,035	—	—
Leonard W. Wood	56,574	*	45,725	10,849	*
The Peggy C. Worthington Revocable Living Trust	219,017	*	202,514	16,503	*
Robert A. Langford	42,010	*	37,707	4,303	*
Donny D. Money	44,495	*	37,382	7,113	*
Ryan M. Riddle	19,341	*	19,341	—	—
Alvin B. Thompson, Jr.	45,909	*	45,909	—	—
Richard R. Montgomery	109,655	*	109,655	—	—
G. Mike Jolley	155,766	*	155,766	—	—
Patrick Drennon	155,766	*	155,766	—	—
Elise Thon	37,317	*	37,317	—	—
Royce W. Mitchell	27,363	*	27,363	—	—
Patrick Cohorn	14,927	*	14,927	—	—
Amy Caroline Hoban	3,732	*	3,732	—	—
Shelia L. Shipp	7,463	*	7,463	—	—
Dwaine G. Moore II	14,578	*	12,558	2,020	*
April Klier	5,092	*	5,092	—	—
Brianna Bertelson	5,516	*	3,900	1,616	*
Lisa Evans	26,625	*	8,125	18,500	*
Bryan A. Field	3,250	*	3,250	—	—
Abner Godoy	3,689	*	2,275	1,414	*
Tiffany L. Clemons	1,073	*	1,073	—	—
Dawn R. Money	12,823	*	6,500	6,323	*
Tracy R. Neely	1,463	*	1,463	—	—
Amy M. Pitcock	3,250	*	3,250	—	—
Blake K. Pitcock	3,850	*	3,250	600	*
Total	36,170,009	56.6%	36,070,828	99,181	*

* Less than one percent.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes any shares as to which the stockholder has sole or shared voting power or investment control, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any restricted stock unit, stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)
The percentage is based upon 63,898,732 shares of Class A common stock assumed outstanding as of June 27, 2018, which includes all 35,846,928 shares of Class A common stock issuable to the selling stockholders and 223,900 shares of Class A common stock issued to the selling stockholders upon conversion of their respective shares of Class B common stock through June 27, 2018.

(3)
Represents the number of shares of Class A common stock that would be held by the applicable selling stockholder if it elected to convert all of its shares of Class B common stock and EEH Units into shares of Class A common stock. We cannot predict whether, when or in what amounts the selling stockholders may in fact convert their respective shares of Class B common stock.

(4)
Assumes that the applicable selling stockholder sells or otherwise distributes all of the shares of Class A common stock that are covered by this prospectus to third parties and neither acquires nor disposes of any other shares of Class A common stock subsequent to the date of this prospectus. We cannot predict whether, when or in what amounts the selling stockholders will in fact sell any of the shares covered in this prospectus.

(5)
EnCap Energy Capital Fund IX, L.P., a Texas limited partnership and affiliate of EnCap (“EnCap Fund IX”), directly holds 100% of the membership interests of Bold Holdings. EnCap Partners, LLC (“EnCap Partners”) is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap, which is the general partner of EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”), which is the general partner of EnCap Fund IX. Therefore, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap, EnCap Fund IX GP through its direct and indirect ownership of EnCap Fund IX may be deemed to share the right to direct the disposition of the Class A common stock through EnCap Fund IX’s ownership in Bold Holdings. The address for each of the EnCap entities described above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.